Exhibit 99.1
Recursion Announces Vicki Goodman, M.D., as Incoming Chief Medical Officer
SALT LAKE CITY, Utah, March 25, 2026 at 8:00 am ET (GLOBE NEWSWIRE) – Recursion (Nasdaq: RXRX), a leading clinical-stage TechBio company decoding biology to radically improve lives, today announced that Vicki Goodman, M.D., will become Recursion’s Chief Medical Officer effective April 6, 2026 as David Mauro, M.D., Ph.D. transitions out of the role.
As Recursion advances its pipeline and prepares for key clinical and regulatory milestones, which are consistent with previously communicated expectations, Dr. Goodman brings a rare and differentiated perspective of how to translate scientific promise into successful clinical programs. Her experience spans executive roles in biotech and large pharma, with particular expertise in oncology, as well as experience in clinical practice and as an FDA reviewer.
“We are very excited to welcome Dr. Goodman to Recursion. Vicki's depth of clinical development experience, sound judgment, and the clarity with which she approaches advancing programs through critical regulatory and clinical inflection points are the leadership skills that will help us advance our clinical pipeline,” said Najat Khan, Ph.D., CEO and President of Recursion. “This combination of experience, especially at the later stages of clinical development, will be invaluable as we translate scientific insight into disciplined, high-quality programs and deliver differentiated medicines for patients.”
“Recursion stands apart in the industry through its ambitious integration of scientific and technological rigor to reimagine how medicines are discovered and developed through the power of AI,” said Dr. Goodman. “I’m thrilled to join the company at such an important moment. I look forward to working with Najat, the leadership team, and the broader organization to advance the pipeline, support smart and disciplined development decisions, and help bring impactful new therapies to patients.”
Dr. Goodman is a seasoned physician executive with more than two decades of experience in oncology drug development and medical leadership. Most recently, she served as Chief Medical Officer of Mural Oncology, where she built and led the development organization and advanced a portfolio of novel cytokine assets. Previously, she was Executive Vice President, Product Development and Medical Affairs and Chief Medical Officer at Exelixis, where she oversaw early- and late-stage clinical development, regulatory affairs, pharmacovigilance, and biometrics across a multi-asset pipeline.
She has held senior oncology leadership roles at Merck, where she served as Vice President of Clinical Research and Therapeutic Area Head of Late-Stage Oncology, overseeing key elements of the company’s late-stage portfolio, including KEYTRUDA® (pembrolizumab), across a broad range of tumor types. Prior to that, at Bristol Myers Squibb, she was a member of the Oncology Senior Leadership Team and led cross-functional development for OPDIVO® (nivolumab) and YERVOY® (ipilimumab) in melanoma and genitourinary cancers.
Earlier in her career at GlaxoSmithKline, Dr. Goodman led development of dabrafenib from early clinical expansion through regulatory approval, and contributed to the advancement of multiple oncology assets entering clinical development.

Before she began her career as a Medical Officer in the U.S. Food and Drug Administration, Dr. Goodman received her M.D. from Albert Einstein College of Medicine and completed her clinical training in internal medicine and hematology/oncology at the University of Michigan.
Concurrently, Recursion’s current CMO, David Mauro, M.D., Ph.D. will be transitioning from his role after approximately three years.
“Recursion has been a remarkable place to serve, and I’m proud of what we’ve built together over the past several years,” said Dr. Mauro. “I’m especially grateful to my colleagues across clinical development and the broader organization for their collaboration and commitment to patients. I believe Recursion is uniquely positioned at the intersection of technology and drug development, and I look forward to watching the continued progression of the pipeline to potential treatments for patients in the years ahead.”
“On behalf of everyone at Recursion, I want to thank Dr. Mauro for his leadership, partnership, and many contributions to our clinical organization and pipeline,” said Najat Khan, Ph.D., CEO and President of Recursion. “Since joining Recursion, David has helped strengthen our medical organization, guided the advancement of our clinical portfolio, and supported important milestones across our programs, including the continued progression of REC-4881. We are grateful for his dedication to our mission.”
About Recursion
Recursion (NASDAQ: RXRX) is a clinical-stage TechBio company decoding biology to radically improve lives. Recursion is advancing a portfolio of differentiated investigational medicines across its wholly owned and partnered pipeline in oncology, rare disease, neuroscience, immunology, and other therapeutic areas with significant unmet need. Enabling its mission is the Recursion OS, an AI-native, end-to-end drug discovery and development platform integrating biology, chemistry, and clinical development into a unified intelligence system. Powered by proprietary multimodal data, purpose-built AI models, and bilingual teams fluent in both science and AI, the Recursion OS is designed to translate complex science into medicines that matter — faster, better, and at scale — for patients who are waiting.
Recursion’s platform infrastructure is anchored in Salt Lake City, Utah and Milton Park, Oxfordshire, where its automated biology and chemistry laboratories generate proprietary data at industrial scale. Recursion also maintains offices in New York, Montréal, and London, three global hubs for talent and leadership at the intersection of AI and scientific innovation. Learn more at www.recursion.com, or connect on X and LinkedIn.
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